Exhibit 99.1 - Press Release

Monster Offers Acquires Social Media Commerce Platform

Software Industry Veteran Paul Gain appointed Chairman and CEO of the
Company.


San Diego, CA (PRWEB) October 20, 2010

Monster Offers (OTCBB: MONT) is pleased to announce its acquisition of the Social Network Action Platform (SNAP) from Prime Mover Global, LLC (http://www.primemoverglobal.com). This unique platform allows the company to quickly deploy internally branded social media commerce initiatives and market private labeled social media solutions to Fortune 1000 Companies and Non Profit Organizations.

As part of this transaction, Paul Gain has accepted the appointment as Chairman and CEO of Monster Offers. He was the manager of Prime Mover Global, LLC and the chief architect of the software platform at the time of the acquisition.

Mr. Gain has extensive management experience in the Software/Internet Industry. Some of his accolades include serving as CEO of Wellfound / Decade Corporation, CEO of Lydian Technology Group, SR. VP of Business Development of VelociGen / Blue Titan Corporation (sold to SOA Software), and CEO of CMstat Corporation (sold to VSE Corporation).

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks associated with the management appointment described in this press release, and other risks identified in the filings by Monster Offers (MO), with the Securities and Exchange Commission. Further information on risks faced by MO are detailed in the Form 10-K for the year ended December 31, 2008, and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Monster Offers does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE: Monster Offers
CONTACT:
Monster Offers
Investor Relations - 760.208.4905

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